Exhibit 16.1
FEDERATED EQUITY FUNDS
UNANIMOUS CONSENT OF TRUSTEES

           The undersigned, being all of the Trustees of Federated Equity Funds (the “Trust”), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts, and Article V of the Declaration of Trust, and Article V, Section 7 of the Bylaws of the Trust, as amended, to the adoption of the following resolutions with the same effect as though they had been adopted at the meeting of the Trustees:

RESOLVED,
that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Touchstone Diversified Small Cap Value Fund and Touchstone Value Opportunities Fund, each portfolios of Touchstone Funds Group Trust, into Federated Clover Small Value Fund and Federated Clover Value Fund, respectively, each portfolios of the Trust.

WITNESS the due execution hereof this 15th day of May, 2009.

/S/ John F. Donahue John F. Donahue	/S/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
/S/ John T. Conroy, Jr. John T. Conroy, Jr.	/S/ R. James Nicholson R. James Nicholson
/S/ Nicholas P. Constantakis Nicholas P. Constantakis	/S/ Thomas M. O’Neill Thomas M. O’Neill
/S/ John F. Cunningham John F. Cunningham	/S/ John S. Walsh John S. Walsh
/S/ J. Christopher Donahue J. Christopher Donahue	/S/ James F. Will James F. Will
/S/ Peter E. Madden Peter E. Madden